                                                                   EXHIBIT 11.1



                TANDY BRANDS ACCESSORIES, INC. AND SUBSIDIARIES
                Statement Re: Computation Of Earnings Per Share


EXHIBIT (11):   STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

  11.1   Earnings per share statement

Earnings per Share - Earnings per share is determined by dividing net income by the average number of common shares outstanding plus common stock equivalents of dilutive stock options. Earnings per share, as presented, is both primary and fully diluted.

                                               (In thousands)
                                              Year Ended June 30,
                                        ------------------------------
                                          1997       1996       1995
                                        --------   --------   --------
Common shares outstanding:
  Weighted average shares outstanding      5,444      5,329      5,201
  Share equivalents
                                              44         36         68
                                        --------   --------   --------
          Total                            5,488      5,365      5,269
                                        ========   ========   ========



                                      16